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                                                                    EXHIBIT 99.1

NEWS RELEASE


        IXC COMMUNICATIONS, INC. ANNOUNCES COMMENCEMENT OF COMMON STOCK
                  EXCHANGE OFFER FOR SERIES 3 PREFERRED STOCK


Austin, Texas, October 3, 1997 -- IXC Communications, Inc. (NASDAQ: IIXC) announced today that it has commenced an offer to exchange shares of its Common Stock for all outstanding shares of its 10% Junior Series 3 Cumulative Redeemable Preferred Stock ("Series 3 Preferred Stock"). The number of shares of Common Stock to be exchanged for each share of tendered Series 3 Preferred Stock will be the ratio between the aggregate per share liquidation preference of, and the accrued and unpaid dividends on, one share of Series 3 Preferred Stock as of the expiration date of the exchange offer and the last reported sale price of the Company's Common Stock on the Nasdaq National Market on the expiration date of the exchange offer (scheduled, subject to extensions, for October 31, 1997). The aggregate liquidation preference and accrued and unpaid dividends on the Series 3 Preferred Stock at October 31, 1997, will be approximately $20.6 million ($1,645 per share for the 12,550 shares outstanding). The Company has filed exchange offer documents with the Securities and Exchange Commission and mailed the documents to stockholders today. The Company is not obligated to complete the exchange offer if less than 90% of the outstanding shares of Series 3 Preferred Stock is tendered.

Austin, Texas-based IXC Communications, Inc. is one of the United States' largest suppliers of voice, data and multimedia transmission services. The Company owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on NASDAQ under the symbol IIXC. IXC's Web site is located at www.ixc-comm.net.


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      Investor Contact:                Media Contact:
      -----------------                --------------
      James F. Guthrie                 Meri Braziel
      Executive Vice President         Senior Vice President of Marketing
      IXC Communications, Inc.         IXC Communications, Inc.
      (512) 427-3731                   (512) 433-3535
      jguthrie @ ixc-comm.net          mbraziel @ ixc-comm.net